OTCBB: CYOO

CANYON COPPER CLOSES PRIVATE PLACEMENT

VANCOUVER, BC, August 21, 2008 – Canyon Copper Corp. (the “Company”) (OTCBB:CYOO) is pleased to announce today that that it has now completed the sale pursuant to Regulation S, of 5,000,000 Units previously announced on August 11, 2008. The financing has been provided by two corporate investors and one individual who are not US persons, in exchange for 5,000,000 Units at a price of $0.10 US per unit. Each Unit consists of one share of common stock and one share purchase warrant with each warrant entitling the purchaser to acquire an additional share of common stock at a price of $0.12 US per share for a period of two years from closing. The proceeds of the private placement will be used for general corporate purposes.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States. The securities have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available

About Canyon Copper

Canyon Copper Corp.'s New York Canyon Property is located in the New York Canyon area of the Santa Fe Mining District, Mineral County, Nevada. The project hosts oxide and sulphide copper bearing mineralization outlined by historical operators. The most advanced of these zones is the Longshot Ridge copper oxide deposit. This zone has not been completely outlined and remains partially open. The Copper Queen mineralized zone is located approximately three Kilometres west of Longshot Ridge and hosts copper and molybdenum sulphide mineralization. Several additional mineralized areas identified throughout the New York Canyon property have yet to be explored.

On behalf of the Board of Directors,

“Anthony Harvey”

CANYON COPPER CORP.
Anthony Harvey, CEO and Chairman

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phases such as "believe,' "expect,' "plan,' "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations, and expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the Company's ability to obtain additional financing, geological, mechanical or difficulties affecting the Company's planned geological work programs, uncertainty of estimates of mineralized material and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

CANYON COPPER CORP.
Suite 408 – 1199 West Pender Street · Vancouver, B.C. · V6E 2R1
TEL (604) 331-9326 · FAX (604) 684-9365